Exhibit 99.3

THE NASDAQ OMX GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2008

	NASDAQ OMX Consolidated	PHLX: 1/1/08- 7/23/08	PHLX Pro Forma Adjustments	Note		Pro Forma Combined

	(Dollars in thousands)
Revenues
Market Services	$3,176,423	$98,580	$—			$3,275,003
Issuer Services	343,159	78	—			343,237
Market Technology	118,800	—	—			118,800
Other	11,813	473	—			12,286

Total revenues	3,650,195	99,131	—			3,749,326
Cost of revenue
Liquidity rebates	(1,744,236)	(7,988)	—			(1,752,224)

Brokerage, clearance and exchange fees	(445,867)	(1,925)	—			(447,792)

Total cost of revenues	(2,190,103)	(9,913)	—			(2,200,016)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	1,460,092	89,218	—			1,549,310

Expenses

Compensation and benefits	400,960	86,099	(50,089)	3	(b)	436,970
Marketing and advertising	18,613	—	—			18,613

Depreciation and amortization	92,578	7,520	6,360	3	(a)	106,458

Professional and contract services	71,895	16,246	(9,181)	3	(c)	78,960
Computer operations and data communications	54,471	6,789	—			61,260
Occupancy	65,174	3,175	—			68,349
Regulatory	28,943	—	—			28,943
Merger expenses	25,383	—	—			25,383

General, administrative and other	61,902	14,041	(6,648)	3	(d)	69,295

Total operating expenses	819,919	133,870	(59,558)			894,231

Operating income	640,173	(44,652)	59,558			655,079
Interest income	34,509	604	—			35,113
Interest expense	(97,524)	—	(18,400)	3	(e)	(115,924)

Dividend and Investment income	8,382	387	—			8,769

Income from unconsolidated investees, net	27,321	—	—			27,321

Loss on foreign currency contracts	(57,959)	—	—			(57,959)
Asset impairment charges	(42,184)	—	—			(42,184)

Income before income taxes	512,718	(43,661)	41,158			510,215
Income tax provision (benefit)	197,965	(7,712)	6,580	3	(f)	196,833

Net income	$314,753	$(35,949)	$34,578			$313,382
Net income attributable to noncontrolling interests	(1,483)	—	—			(1,483)

Net income attributable to NASDAQ OMX	$313,270	$(35,949)	$34,578			$311,899

Basic and diluted earnings per share:
Basic	$1.65					$1.56

Diluted	$1.55					$1.47

	NASDAQ OMX Consolidated	PHLX: 1/1/08- 7/23/08	PHLX Pro Forma Adjustments	Note	Pro Forma Combined

Weighted-average common shares outstanding for earnings per share:
Basic	190,363				199,960
Diluted	204,515				214,122

See notes to the unaudited pro forma condensed combined statement of income.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME OF

THE NASDAQ OMX GROUP, INC.

Note 1. Description of the PHLX Acquisition

Acquisition of PHLX

On July 24, 2008, NASDAQ OMX completed the acquisition of PHLX, or the PHLX acquisition. NASDAQ OMX’s cost to acquire PHLX of approximately $707.5 million ($652.0 million cash paid plus approximately $55.5 million of direct acquisition costs and working capital adjustments) is subject to certain post-closing adjustments.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined statement of income combines the historical consolidated statements of income of NASDAQ OMX and PHLX, giving effect to the PHLX acquisition as if it had been completed on January 1, 2008. The results of OMX AB, or OMX, have been included in the historical statement of income of NASDAQ OMX from the date of the business combination of February 27, 2008.

The unaudited pro forma condensed combined statement of income is presented to illustrate the effects of the PHLX acquisition on the operating results of NASDAQ OMX and PHLX.

The unaudited pro forma condensed combined statement of income has been prepared using the purchase method of accounting with NASDAQ OMX treated as the acquirer, has been prepared in accordance with U.S. GAAP and should be read together with the separate financial statements of NASDAQ OMX for the year ended December 31, 2008.

The unaudited pro forma condensed combined statement of income is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the PHLX acquisition had been completed at the beginning of the period for which the pro forma data is presented. In addition, the unaudited pro forma condensed combined statement of income does not purport to project the future consolidated operating results of the combined company.

The accompanying unaudited pro forma condensed combined statement of income does not include (1) any revenue or cost saving synergies that may be achievable through the PHLX acquisition or (2) the impact of non-recurring items directly related to the PHLX acquisition.

Certain reclassifications have been made to the historical financial statements of PHLX to conform to the presentation used by NASDAQ OMX.

Note 3. PHLX Pro Forma adjustments

a) To adjust the book value of PHLX assets to their estimated fair value and record amortization expense on PHLX intangible assets. The preliminary allocations are as follows (in millions):

	Value	Estimated Average Remaining Useful Life (in Years)	Estimated Depreciation and Amortization Expense for the period January 1, 2008 through July 23, 2008
Intangible assets:
Exchange and futures registrations	$207.0	Indefinite	#
Customer relationships	112.9	19-23 years	$3.2
Technology	10.5	1-5 years	3.2
Trade name	6.4	Indefinite	#

Total depreciation and amortization expense			$6.4

Total intangible assets	$336.8

# — Not Applicable

Exchange and Futures Registrations

The national securities exchange and futures registrations represent licenses that provide PHLX with the ability to operate its equity and options and futures exchanges. NASDAQ OMX views these intangible assets as perpetual licenses to operate the exchange and futures functions so long as PHLX meets certain regulatory requirements. NASDAQ OMX selected a variation of the income approach called the Greenfield Approach to value the SRO exchange registration and the cost approach to value PBOT’s futures registration. PBOT has been renamed NFX and is a subsidiary of NASDAQ OMX PHLX.

An indefinite life was assumed for these registrations as PHLX is the oldest securities exchange in the United States. Furthermore, since no legal, contractual, competitive, economic, or other factors limit the useful life of these intangible assets, NASDAQ OMX considered the useful life of the exchange and futures registrations to be indefinite. We assessed the factors listed in paragraph 11 of SFAS 142 in making this indefinite life determination.

SRO Exchange Registration

The Greenfield Approach refers to a discounted cash flow analysis that assumes the buyer is building the exchange operation from a start-up business to a normalized level of operation as of the acquisition date. This discounted cash flow model considers the required resources and eventual returns from the build-out of an operational exchange and the acquisition of customers, once the exchange registration is obtained. The advantage of the approach is that it reflects the actual expectations that will arise from an investment in the registration and it directly values the registration. The Greenfield Approach relies on assumptions regarding projected revenues, margins, market share, capital expenditures, depreciation, and working capital during the two year pre-trade phase, the 10 year ramp-up period, and the terminal period.

A steady state projection for PHLX was established first. The projection excluded revenue from options and clearing. A steady state projection was used starting in year 12 based on the assumption that a stock exchange can expect to reach normalized operations at this time. In the terminal year, NASDAQ OMX assumed a market share equal to 80.0% of current projections. This is because PHLX would be a late entrant into this business and would not achieve the same market penetration they currently enjoy given their long history. It also reflects what a market participant would be able to achieve by the end of the 10 year ramp-up period. A terminal growth rate of 3.0% was chosen as a reasonable estimate of the growth rate of the stock exchange industry on a long-term basis.

NASDAQ OMX divided the costs into fixed costs and variable costs. Annual fixed costs were estimated to grow steadily from $20 million in 2008 to $50 million in 2019. Variable costs were estimated as a proportion of the revenue.

Based on historical working capital levels and a review of working capital for comparable companies operating in the industry, working capital for a typical market participant, as a percentage of incremental revenue, is projected to be approximately 34.0%.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the SRO exchange registration would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for the SRO exchange registration:

(in millions)	SRO Exchange Registration
Sum of costs	$167.7
Discounted tax amortization benefit	39.0

Indicated fair value	$206.7

NFX Futures Registration

The fair value of NFX futures registration was valued using the cost approach, specifically the replacement cost new approach, to determine the current cost to purchase or replace the futures registration. This valuation methodology is based on the concept that a prudent investor would pay no more for an asset than the amount necessary to replace the asset.

The following is a summary of the indicated fair value for NFX futures registration:

(in millions)	NFX Futures Registration
Sum of costs	$0.2
Discounted tax amortization benefit	0.1

Indicated fair value	$0.3

Customer Relationships

Customer relationships represent the non-contractual and contractual relationships that PHLX has with its members. PHLX’s customer relationships were valued using the income approach, specifically an excess earnings method. This valuation approach relied on assumptions regarding projected revenues, attrition rates, and operating cash flows for its customers, which were projected up to 35 years.

NASDAQ OMX assumed annual revenue attrition of 5.0% for the customers and that 95.0% of the projected revenue growth came from existing customer relationships. Charges for contributory assets were taken, and the tax-effected cash flows were discounted at a rate of 12.5%.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the customer relationships would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for the customer relationships asset:

(in millions)	Total
Sum of discounted cash flows	$91.7
Discounted tax amortization benefit	21.2

Indicated fair value	$112.9

The estimated remaining useful life captures 90.0% to 95.0% of the present value of the cash flows generated by the customer relationships. The remaining useful life was determined based on an analysis of the historical attrition rates of PHLX customers and paragraph 11 of SFAS 142, which included an analysis of the legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible asset. The useful life of customer relationships is addressed in the section below, “Customer Relationships and Technology Lives.”

Technology—XL, PBOT, XLE, and SCCP

NASDAQ OMX acquired five technologies from PHLX: XL, PBOT, XLE, SCCP, and certain supporting technologies. These technologies represent the existing portfolio of software technologies that PHLX had developed or acquired to operate its exchange.

NASDAQ OMX will develop new integrated trading functions based on existing NASDAQ OMX technologies, and accordingly will either re-platform or discontinue using PHLX’s XL, PBOT, XLE, and SCCP technologies while incorporating several supporting, peripheral technologies into the revised platform. The fair values of the technologies being re-platformed or discontinued were valued using the income approach, specifically the relief from royalty approach, relying on publicly available information to determine the royalty rate that PHLX would have to pay a third-party for the use of the technologies. This valuation methodology is based on the concept that because PHLX owns the technologies, it does not have to pay a third-party for the right to license the technology.

NASDAQ OMX researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services industries. Based on the functionality of the technologies, NASDAQ OMX estimated the royalty rates to be 8.0% for XL, XLE, and SCCP technologies and 5.0% for PBOT technology.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technologies would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for XL, PBOT, XLE, and SCCP technologies:

	XL	PBOT	XLE	SCCP	Total
Sum of discounted cash flows	$6.1	$0.0	$0.0	$0.0	$6.1
Discounted tax amortization benefit	1.4	0.0	0.0	0.0	1.4

Indicated fair value	$7.5	$0.0	$0.0	$0.0	$7.5

The estimated useful life of the technologies was based on discussions with PHLX management as to the likely duration of benefit to be derived from the technology. Since NASDAQ OMX will be re-platforming most of the existing technologies, NASDAQ OMX considered the migration cycle for re-platforming the existing technologies. NASDAQ OMX also gave consideration to paragraph 11 of SFAS 142 and to the pace of the technological changes in the industries in which PHLX sells its products.

Technology—Supporting

The fair values of certain supporting technologies were valued using the cost approach, specifically the replacement cost new approach, to determine the current cost to purchase or replace the supporting technologies. This valuation methodology is based on the concept that a prudent investor would pay no more for an asset than the amount necessary to replace the asset.

The following is a summary of the indicated fair value for the supporting technologies:

(in millions)	Supporting
Sum of estimated replacement costs	$2.5
Discounted tax amortization benefit	0.5

Indicated fair value	$3.0

Trade Name

In valuing PHLX’s trade names and trademarks, we used the income approach, specifically the relief from royalty approach, relying on publicly available information to determine the royalty rate that PHLX would have to pay a third-party for the use of the trade name. This valuation methodology is based on the concept that because PHLX owns the trade name, it does not have to pay a third-party for the right to use the trade name.

NASDAQ OMX researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded a typical royalty rate of 0.5% for financial services companies.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the trade name would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for the trade name asset:

(in millions)	Total
Sum of discounted cash flows	$5.2
Discounted tax amortization benefit	1.2

Indicated fair value	$6.4

Customer Relationships and Technology Lives

The following summarizes the methodologies and assumptions NASDAQ OMX used to estimate the remaining economic lives of the customer relationships and technology.

i. The expected use of the asset by the entity—As previously discussed, most of the existing technology will be re-platformed or discontinued in the next two years. The determination of the useful life of supporting technologies was based on the historical development and life cycles of existing technology products within NASDAQ OMX.

ii. The expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate—The useful lives of the technology and customer relationships assets are not significantly impacted by any other asset or group of assets. The life of the customer relationships is about 19 to 23 years. For technology, the existing technologies will be re-platformed in the next one to two years whereas supporting technologies have a 5 year life.

iii. Any legal, regulatory or contractual provisions that may limit the useful life—We are not aware of any.

iv. Any legal, regulatory or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost—We are not aware of any other legal, regulatory, or contractual provisions that may impact the lives of the customer relationships and technology.

v. The effects of obsolescence, demand, competition, and other economic factors—Since NASDAQ OMX will re-platform most of the existing technologies, they would become obsolete in approximately 0.25 to two years. The life cycles were based on the business plans to re-platform the existing technologies within NASDAQ OMX and PHLX. With regards to the customer relationships, an analysis of attrition rates was performed based on historical information.

vi. The level of maintenance expenditures required to obtain the expected future cash flows from the asset. PHLX expects to incur research and development expenses to maintain its technology. With respect to the customer relationships, PHLX incurs little, if any, sales and marketing expenses to maintain the current customers. NASDAQ OMX believes that historically the research and development have maintained the quality of its products and services, thus contributing to the shorter life.

b) To adjust compensation and benefits for the year ended December 31, 2008 for employee payouts made by PHLX due to the acquisition by NASDAQ OMX. These non-recurring charges were eliminated for pro forma purposes.

c) To adjust professional and contract services for the year ended December 31, 2008 for charges incurred by PHLX related to the acquisition by NASDAQ OMX. These non-recurring charges were eliminated for pro forma purposes.

d) To adjust general, administrative and other expense for the year ended December 31, 2008 for non-recurring charges recorded by PHLX in 2008 primarily related to additional PHLX Board of Governors meeting fees.

e) To adjust debt obligations for the borrowing of $650.0 million under our senior secured term loan facility to finance the $652.0 million cash payment for the acquisition of PHLX. NASDAQ OMX utilized cash on hand for the difference between the cash purchase price of $652.0 million and the net debt financing of $650.0 million and also utilized $55.5 million of cash on hand for acquisition costs and working capital adjustments. The term loan has a variable interest rate.

Pro forma interest expense is as follows (dollars in millions):

For the Period January 1, 2008 through July 23, 2008
Average term loan borrowing (i)	$650.0
Interest rate (average 3 month LIBOR plus spread of 2.0%) (ii)	4.84%
Months outstanding (iii)	7/12

Pro forma adjustment (i)*(ii)*(iii)	$18.4

A 1.0% increase in the variable interest rate on the Term Loan Facility would result in additional pro forma interest expense of $3.7 million for the period January 1, 2008 through July 23, 2008.

f) To record an income tax provision of $6.6 million for the year December 31, 2008 based on the PHLX pro forma income statement adjustments related to the following items (in millions):

December 31, 2008	Jurisdiction	Amount	Tax Rate	Tax Provision
Compensation and benefits	U.S.	$45.1 (1)	45.66%	$20.6
Depreciation and amortization	U.S.	(6.4)	45.66%	(2.9)
Professional and contract services	U.S.	9.2	45.66%	4.2
General, administrative and other	U.S.	6.6	45.66%	3.0
Interest expense	U.S.	(18.4)	39.55%	(7.3)

Total		$36.1		$17.6

Other tax adjustments	U.S.			(11.0	)(2)

Total		$36.1		$6.6

(1)	Of the $50.1 million pro forma adjustment to compensation expense, $45.1 million is tax deductible and included in the pro forma tax adjustment.
(2)

In addition to tax adjustments made on the pro forma adjustments described above, we calculated the tax provision for PHLX’s results of operation for the period January 1, 2008 through July 23, 2008 at a rate of 45.66% and adjusted the tax provision to be in line with this calculation.